EXHIBIT 21


SUBSIDIARIES OF REGISTRANT


     The Company has the following subsidiaries including significant subsidiaries as defined in Regulation S-X, each incorporated in the jurisdiction stated opposite its name. All of the following subsidiaries are 100% owned by the Company. The Company has additional subsidiaries, which, if considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as such term is defined in Regulation S-X.

Name of Subsidiary                                Jurisdiction of Incorporation
------------------                                -----------------------------

Bandag A.G. ....................................................Switzerland
Bandag Canada Ltd. ..................................................Canada
Bandag Europe N.V. .................................................Belgium
Bandag Licensing Corporation.  ........................................Iowa
Bandag Incorporated of S.A. (Proprietary) Limited .............South Africa
Bandag New Zealand Limited .....................................New Zealand
Bandag do Brasil Ltda ...............................................Brazil
Bandag B.V. ....................................................Netherlands
Bandag de Mexico, S.A. de C.V. ......................................Mexico
BTC, Inc. .........................................................Delaware
Tire Distribution Systems, Inc. ...................................Delaware
Tire Management Solutions, Inc. .......................................Iowa



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